Exhibit 10.10

Employment Agreement

This Agreement is entered into as of July 28, 2003, by and between Lloyd A. Carney (the “Executive”) and Micromuse Inc., a Delaware corporation (the “Company”).

1.	Duties and Scope of Employment.

(a) Position. For the term of his employment under this Agreement (“Employment”), the Company agrees to employ the Executive in the position of Chief Executive Officer, and the Executive shall have all powers ordinarily associated with such position. The Executive shall report to the Company’s Board of Directors (the “Board”). The Executive shall also be appointed as a member and Chairman of the Board when his Employment commences. The Company shall use its best efforts to cause the Executive to be re-elected as a member of the Board and as Chairman whenever his term as a member of the Board expires during the term of his Employment. The Executive will not earn additional compensation for service on the Board.

(b) Obligations to the Company. During the term of his Employment, the Executive shall devote his full business efforts and time to the Company consistent with his title and position and any other reasonable duties determined by the Board. During the term of his Employment, without the prior written approval of the Board (which shall not be withheld unreasonably), the Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder or other equity owner owning more than one percent of the stock or any profits or voting interest of any other corporation or other entity, respectively. The Executive will be entitled to expend a reasonable amount of time performing civic and volunteer activities that do not interfere with his duties to the Company.

(c) No Conflicting Obligations. The Executive represents and warrants to the Company that:

(i) he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement;

(ii) he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any former employer or other third party has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person; and

(iii) he has returned to the persons entitled thereto all property and confidential information belonging to any prior employer.

(d) Commencement Date. The Executive shall commence his employment relationship with the Company and full-time Employment as Chief Executive Officer as soon as reasonably practicable after the date of this Agreement, but not later than July 31, 2003. The date that the Executive reports for full-time employment will be the date of employment for purposes of computing compensation as an executive employee.

(e) Principal Office. The Executive’s principal office for the performance of services under this Agreement shall be an appropriate office at the Company’s current corporate headquarters in San Francisco, California, or other location within the San Francisco Bay Area as may be designated by the Board in the event the Company relocates its corporate headquarters. The Executive will also travel for business as reasonably needed in connection with his executive duties.

2.	Cash and Incentive Compensation.

(a) Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $400,000. Such salary shall be payable in semi-monthly increments in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Board may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b) Target Bonuses. The Executive shall be eligible to receive an annual incentive bonus with a target amount equal to his Base Compensation. Such bonus (if any) shall be awarded based on objective or subjective criteria reasonably established in advance by agreement between the Executive and the Compensation Committee of the Board. The reasonable determinations of the Board with respect to such bonus shall be final and binding, subject to Section 10(g).

(c) Stock Options. The Company shall grant the Executive non-statutory stock options covering 1,500,000 shares of the Company’s common stock, under the Company’s 1997 Stock Option/Stock Issuance Plan, as amended (the “Plan”).

(i) The Compensation Committee of the Board shall grant these options to the Executive on or within ninety (90) days after the date that the Executive commences full-time employment with the Company under this Agreement. The exercise price of the options shall be equal to the fair market value of the Company’s common stock on the date of grant as determined by the Compensation Committee under the Plan. The term of these options shall be 10 years, subject to earlier expiration in the event of the termination of the Executive’s Employment.

(ii) These options shall become exercisable and vested over a three (3) year period as follows: 250,020 shares become exercisable and vested upon the Executive completing his initial 6 months of full-time Employment measured from the date of grant, and thereafter 41,666 shares become exercisable and vested monthly upon the Executive completing each additional month of Employment over the succeeding 30 month period commencing on the 6 month anniversary of the date of grant.

(iii) The grant of these options shall be evidenced by the Notice of Grant and Stock Option Agreement attached as Exhibit A. The foregoing summary of option terms is qualified by reference to the provisions of Exhibit A, the Plan included in Exhibit B, and other applicable provisions of this Agreement.

(d) Special Payment. In addition to the compensation specified above, the Company shall pay to the Executive the sum of two hundred thousand dollars ($200,000.00) on the date that is six (6) months after the date the Executive commences full-time employment with the Company under Section 1 (or the next business day if the six month date is not a business day), if and only if he is so employed as Chief Executive Officer of the Company on that six month date.

3.	Vacation and Executive Benefits.

(a) Vacation. During the term of his Employment, the Executive shall be eligible for paid vacations for up to twenty (20) days per fiscal year (prorated for any partial fiscal year) and otherwise in accordance with the Company’s standard policy applicable to its executive officers, as it may be amended from time to time. The Executive may elect to take up to ten (10) additional paid vacation days within August 2003, which days shall not be charged against vacation days otherwise accruing for the balance of the fiscal year ending September 30, 2003.

(b) Other Benefits. During the term of his Employment, the Executive shall be eligible to participate in any benefit plans maintained by the Company in which the Company’s executive officers are eligible to participate, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. To the extent that the Executive’s eligibility for benefit coverage by his former employer lapses in advance of his eligibility for benefit coverage under the Company’s current plans, the Company will pay directly for COBRA coverage or will reimburse him for amounts expended to secure continuation of benefit coverage under COBRA.

4.         Business Expenses. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.	Term of Employment.

(a) Basic Rule. The Company agrees to continue the Executive’s Employment, and the Executive agrees to remain in Employment with the Company, from the commencement date set forth in Section 1(d) until the date when the Executive’s Employment terminates pursuant to Subsection (b) or (c) below. The Executive’s Employment with the Company shall be “at will.” Any contrary representations that may have been made or implied to the Executive shall be superseded by this Agreement. This Agreement, including Sections 6 and 7 below, shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

(b) Termination. The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause as defined in Section 6, by giving the Executive notice in writing. The Executive may terminate his Employment at any time and for any reason (or no reason), and with or without Good Reason defined in Section 6, by giving the Company notice in writing not less than thirty (30) days prior to the intended date of termination. The Executive’s Employment shall terminate automatically in the event of his death.

(c) Permanent Disability. The Company may terminate the Executive’s active Employment due to Permanent Disability by giving the Executive notice in writing. For all purposes under this Agreement, “Permanent Disability” shall mean that the Executive, at the time notice is given, has failed to perform his duties under this Agreement for not less than 120 days during any period of 12 consecutive months as the result of his incapacity due to physical or mental injury, disability or illness.

(d) Rights upon Termination. Except as expressly provided in Section 6 or 7, upon the termination of the Executive’s Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period through the effective date of the termination. The Company shall pay the Executive all accrued but unpaid salary, bonus and reimbursements owed as of the date of the termination of his Employment, and otherwise provide the Executive COBRA and other accrued but unpaid payments or benefits, if any, that may be required by applicable law. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.

(e) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Executive’s obligations under Section 8.

6.	Termination Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below and Section 7(a) shall not apply unless the Executive (i) has executed (and not revoked under any revocation right, if any, allowed by law) a general release (in substantially the form attached to this Agreement as Exhibit C) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims, except that he shall not be required to release any rights he may otherwise have under the indemnity agreement or any available insurance described in Section 10(k), nor any vested benefits or rights under the Company’s employee benefit plans and programs.

(b) Severance Pay. If, during the term of this Agreement, the Company terminates the Executive’s Employment for any reason other than Cause or Permanent Disability or the Executive resigns his Employment for Good Reason, then:

(i) the Company shall pay the Executive his Base Compensation for a period of 12 months following the termination of his Employment at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures;

(ii) the Company shall pay the Executive the payment described in Section 2(d) to the extent not previously paid;

(iii) the Company shall reimburse the Executive for COBRA costs for himself and his eligible dependents, for identical coverage as was provided to the Executive immediately prior to termination (to the maximum extent otherwise available under plans maintained by the Company), for a period of 12 months following the termination of his Employment if he timely elects to continue his medical coverage under COBRA; and

(iv) the Company shall pay the Executive with respect to the period of 12 months following the termination of his Employment an amount equal to the target bonus (but not in excess of 100% of his Base Compensation for that period) that would otherwise have been payable under Section 2(b) with respect to that period if he remained employed by the Company, due at such date or dates such bonus would otherwise have been payable.

With regard to payments provided under this Subsection (b) or other post termination compensation or benefits, the Executive shall be under no duty to mitigate his damages, and the Company shall be entitled to no offset rights in the event the Executive secures other employment.

(c) Option Acceleration. If Subsection (b) above applies, then the percentage of the options described in Section 2(c), and other options, if any, awarded to the Executive thereafter, that is exercisable and vested shall be determined by adding twelve (12) months to the actual length of the Executive’s Employment.

(d) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i) Any material breach by the Executive of this Agreement or the Proprietary Information and Inventions Agreement between the Executive and the Company;

(ii) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(iii) Material violation of the Company’s code of business conduct and/or code of ethics as defined under SEC rules for the chief executive officer and designated finance officers;

(iv) Fraud, embezzlement or misappropriation of the assets of the Company or other deliberate acts of dishonesty at the expense of the Company; or

(v) Willful misconduct or gross negligence within or outside the performance of duties assigned to the Executive under this Agreement that results in significant harm to the

Company or willful or grossly negligent failure to comply with securities or other laws applicable to the Executive or for which the Executive is responsible for assuring compliance that results in significant harm to the Company.

Provided that, despite the foregoing, such definitions of Cause shall not apply to actions: (A) that are isolated and insubstantial, or inadvertent and insubstantial, and that in each case did not occur in bad faith, or (B) that the Executive has remedied after the Company has given reasonable written notice to the Executive describing the proscribed action in reasonable detail.

(e) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean:

(i) The assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, other than an isolated and insubstantial or inadvertent and insubstantial action that was not taken in bad faith, unless notice thereof is given to the Company by the Executive and the Company fails to promptly remedy such actions;

(ii) Any failure by the Company to comply with any of the provisions of this Agreement (including, but not limited to, failure to provide compensation or benefits required by this Agreement), other than an isolated and insubstantial or inadvertent and insubstantial failure that did not occur in bad faith, unless notice thereof is given to the Company by the Executive and the Company fails to remedy such failure within thirty (30) days after receiving actual notice thereof;

(iii) The Company’s requiring the Executive, without his consent, to be based at any location which increases the distance of his commute from his current residence in Atherton, California by more than three (3) miles; or

(iv) The Company’s failure to use its best efforts to cause the Executive to be elected as a member of the Board when his Employment commences and whenever his term as a member of the Board expires during the term of his Employment.

7.	Change in Control.

(a) Severance and Option Acceleration. If, during the term of this Agreement and within twelve (12) months after the Company is subject to a Change in Control, the Company terminates the Executive’s Employment for any reason other than Cause or Permanent Disability or the Executive resigns his Employment for Good Reason, then:

(i) (A) the Company shall pay the Executive his Base Compensation for a period of 24 months following the termination of his Employment at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures; (B) the Company shall pay the Executive the payment described in Section 2(d) to the extent not already paid; (C) the Company shall reimburse the Executive for COBRA costs for himself and his eligible dependents, for identical coverage as was provided to the Executive immediately prior to termination (to the maximum extent otherwise available under plans maintained by the Company), for a period of 24 months following the termination of his Employment if he timely elects to continue his medical coverage under COBRA; and (D) the Company shall pay the Executive with respect to the period of 24 months following the termination of his Employment an amount equal to the target bonus (i.e., 200% of his Base Compensation for that 2 year period) that would otherwise have been payable under Section 2(b) with respect to that period if he remained employed by the Company, due at such date or dates such bonus would otherwise have been payable;

(ii) Section 6(c) shall not apply to the options described in Section 2(c); and

(iii) The following additional provisions shall apply to the options described in Section 2(c) and other options, if any, awarded to the Executive thereafter. The Executive will receive immediate 100% vesting of any unvested portion of the options if his employment ends as provided above in this Section 7(a). Nevertheless, if the Change of Control is an acquisition of the Company (i.e., a Corporate Transaction as defined in the Plan) and the acquiring or surviving corporation does not elect to assume or substitute new options for the options, the Executive shall have the right to exercise any options then held by him, in full, including any previously unvested shares, immediately prior to the closing of the Change of Control transaction (whether or not his employment ends as provided in this Section 7(a)) and the options shall terminate upon that Change of Control to the extent not assumed by the acquiring or surviving corporation. If there is a Change of Control and the acquiring or surviving corporation elects to assume or substitute new options for the options, then, and only then, the Executive shall be entitled to exercise those assumed or substituted options as they otherwise vest during the continuing term of his employment or within one (1) year after his employment ends as provided above in this Section 7(a), but in no event may an option be exercised after the expiration of the original ten (10) year option term.

(iv) The provisions of this Section 7(a) shall supercede and govern in lieu of any inconsistent or contrary provisions of the Plan relating to a Corporate Transaction or Change of Control.

(b) Definition of “Change in Control.” For all purposes under this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan that acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that:

(A) No Change in Control shall be deemed to have occurred as the result of an acquisition of securities of the Company by the Company that, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to 30% or more of the combined voting power of the Company’s then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change in Control; and

(B) If the Board determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of the Company so that the person no longer has a direct or indirect beneficial ownership interest in 30% or more of the combined voting power of the Company’s then outstanding securities, then no Change in Control shall be deemed to have occurred.

(ii) During any period of two consecutive years, individuals who on the date of this Agreement constituted the Board and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in Paragraph (i) above or Paragraph (iii) below) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office, or by a majority of the Board’s nominating committee comprised of independent directors then still in office, in each case who either were directors at the beginning of such two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(iii) The consummation of one of the following transactions (a “Business Combination”):

(A) A plan of complete liquidation of the Company;

(B) An agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets;

(C) A plan of merger or consolidation of the Company with any other corporation; or

(D) A similar transaction or series of transactions involving the Company;

in each case unless after such Business Combination the stockholders of the Company immediately prior to the Business Combination continue to own at least 63% of the voting securities of the new (or continued) entity immediately after such Business Combination in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination.

(c) Parachute Payments. If the Executive’s severance and other benefits provided for in this Section 7 constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and final or temporary regulations thereunder, and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then his severance and other benefits under this Section 7 will be payable, at his election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in his receipt on an after-tax basis of the greatest amount of severance and other benefits. In no event shall the Company be obligated to gross up any payment or benefit to the Executive to avoid the effects of the foregoing income tax laws or to pay regular or excise taxes arising therefrom, except to the extent provided in Section 7(d). The parties shall reasonably agree upon and sign, and not unreasonably delay, such written elections and documents as may be reasonably requested by the Company or the Executive to carry out the provisions of this paragraph.

(d) Modified Tax Gross-Up. In the event that the Executive’s “parachute payments” (as described in Section 7 (c) above) are subject to the excise tax imposed by Section 4999 of the Code, then the Company shall make a supplemental payment in an amount that would equal the excise tax on the parachute payments, plus the sum of the excise tax that would be imposed by Section 4999 of the Code, the federal, state and local income taxes, and the federal Medicare tax on such supplemental payment, but under no circumstances shall such supplemental payment exceed one million dollars ($1,000,000). For the purpose of determining the maximum amount of the supplemental payment provided for in this Section 7(d), and unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7(d) shall be made in writing by the Company’s independent public accountants (“Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes, including an assumption that the Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rates in effect on the date of termination and the calculation of federal income tax shall take into account the deduction of any state and local income taxes, and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

8.	Executive’s Restrictive Covenants.

(a) Non-Competition. During the period commencing on the date of this Agreement and continuing until the date on which Executive’s Employment terminates for any reason, the Executive shall not, directly or indirectly (other than on behalf of the Company or with the Company’s prior written consent), commence or otherwise engage in a Competitive Business

Activity. The term “Competitive Business Activity” shall mean: (i) engaging in, or managing or directing persons engaged in, the development, licensing, leasing, sale or distribution of network management software or service assurance or fault detection software or any other business, defined by the Company with similar specificity, which the Company or any of the Company’s affiliates can demonstrate that it is, at the time of such termination, actively engaged in (“Competing Business”), whether independently or as an executive, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise; (ii) acquiring or having an ownership interest in any entity that derives more than 15% of its gross revenues from any Competing Business, except for ownership of 1% or less of any entity whose securities are freely tradable on an established market or 15% or less if not so tradable; or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in Paragraph (ii) above.

(b) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first (1st) anniversary of the date when the Executive’s Employment terminates for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) either (i) the employment of any executive of the Company or any of the Company’s affiliates, or (ii) the business of any customer of the Company or any of the Company’s affiliates with whom the Executive had material contact during his Employment, to the extent this clause (ii) is lawfully enforceable to protect the Company’s trade secrets.

(c) Non-Disclosure. The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference, a copy of which is attached as Exhibit D.

(d) Injunctive Relief. The Executive acknowledges and agrees that his failure to perform any of his covenants in this Section 8 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, the Executive consents to the entry of an injunction to restrain any breach of this Section 8.

(e) Survival. The covenants in this Section 8 shall survive any cancellation, termination, rescission or expiration of this Agreement and the termination of the Executive’s Employment with the Company for any reason.

9.	Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.	Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) delivered to the U.S. Postal Service for delivery by registered or certified mail or (iii) delivered to a comparable private service offering guaranteed deliveries in the ordinary course of its business. Notice under clauses (ii) and (iii) shall be valid only if delivery charges have been prepaid and a return receipt will be furnished. In the case of the Executive, notice under clauses (ii) and (iii) shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, notice under clauses (ii) and (iii) shall be addressed to its corporate headquarters and directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the attached Exhibits A through D contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments and compensatory benefits made and to be made under this Agreement shall be subject to reduction to reflect all taxes or other charges required to be withheld by all applicable laws.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California without regard to principles of conflicts of law.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Subject to the rights of either party to seek injunctive or other relief from a court relating to matters covered by Section 8 or trade secret or proprietary information claims, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive’s Employment or the termination thereof, shall be settled in the metropolitan area in which the Executive’s principal office is or was most recently located, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company shall initially pay all fees and expenses of the arbitrator. However, the Company or the Executive, as the case may be, shall bear all fees and expenses of the arbitrator and all of the reasonable legal fees and out-of-pocket expenses of the other party if the arbitrator determines that the claim or position of the Company or the Executive, as the case may be, was without reasonable foundation. The Executive and the Company hereby consent to personal jurisdiction of the state and federal courts located in the state where the Executive’s principal office is or most recently was located for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based.

(h) Legal Fees. The Company shall reimburse the Executive for reasonable legal fees not in excess of fees actually incurred by him in connection with the review of this Agreement prior to its execution.

(i) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Indemnity and Director and Officer Insurance. The Company and the Executive shall execute an indemnity agreement that is in substance identical to agreements entered or to be entered into with other executive officers and members of the Board. Under such agreement the Company shall indemnify the Executive to the extent permissible under Delaware law with respect to actions taken in the scope and course of performing his duties under this Agreement. In addition, the Company shall use all reasonable efforts to secure and maintain Director and Officer indemnity insurance that it provides to its directors and officers generally, in an amount and for premiums deemed reasonable by the Board.

[the balance of this page is intentionally left blank]

(l) Press Release. In connection with the initial employment of the Executive, the Company and the Executive shall mutually agree upon the substance and timing of the press release to be issued by the Company announcing his new positions with the Company.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Micromuse Inc.
Lloyd A. Carney

By

Exhibit List
Exhibit A	Notice of Grant and Stock Option Agreement
Exhibit B	Prospectus and copy of 1997 Stock Option/Stock Issuance Plan
Exhibit C	Form of Release under Section 6(a)
Exhibit D	Proprietary Information and Inventions Agreement

EXHIBIT A TO EMPLOYMENT AGREEMENT

MICROMUSE INC.

NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT

(1,500,000 Shares)

Optionee:	Lloyd A. Carney

Grant Date:	July 28, 2003

Vesting Commencement Date:	Grant date specified immediately above.

Exercise Price:	$7.27

Number of Option Shares:	one million five hundred thousand (1,500,000) shares of common stock

Expiration Date:	July 28, 2013

Type of Option:	Non-statutory stock option

Employment Agreement:	Optionee agrees that the Option is granted subject to and in accordance with, and agrees to be bound in respect of the Option by, the terms of the Employment Agreement dated as of July 28, 2003, between him and Micromuse Inc. (the “Employment Agreement”), and the attached Stock Option Agreement, and except as otherwise provided in the foregoing agreements, the Micromuse Inc. 1997 Stock Option/Stock Issuance Plan (the “Plan”). Nothing in this Notice or the Stock Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration.

Dates Exercisable and Vested:	The Option shall become exercisable and vested over a three (3) year period as follows: 250,020 shares become exercisable and vested upon the Executive completing six (6) months of Service from and after the grant date specified above, and thereafter 41,666 shares become exercisable and vested monthly upon the Executive completing each additional month of Service over the succeeding thirty (30) month period commencing on the 6 month anniversary of the grant date specified above. Except as expressly provided in the Employment Agreement concerning acceleration of option vesting, in no event shall the Option become exercisable for any additional Option Shares after the Optionee’s cessation of Service.

EXHIBIT A TO EMPLOYMENT AGREEMENT

Definitions:	Capitalized terms used but not defined in this Notice of Stock Option Grant have the meanings given to them in the attached Stock Option Agreement.

The parties have signed this Notice of Stock Option Grant as of the grant date set forth above, and their signatures to this notice also constitute signatures to the attached Stock Option Agreement.

Micromuse Inc.
Optionee Signature

By		Print Name: Lloyd A. Carney

	Print Name: James B. De Golia	Address:

Title: Senior Vice President & Secretary

MICROMUSE INC.

STOCK OPTION AGREEMENT

RECITALS

A. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary) pursuant to the Employment Agreement, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan and the Employment Agreement in connection with the Corporation’s grant of an option to Optionee.

B. All capitalized terms in this Agreement shall have the meanings assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option (the “Option”) to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the Option term specified in Paragraph 2 at the Exercise Price.

2. Option Term. The Option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6, or in the circumstance specified in Section 7(a)(iii) of the Employment Agreement.

3. Limited Transferability. During Optionee’s lifetime, the Option shall be exercisable only by Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following Optionee’s death, except that the Option is transferable to members of Optionee’s immediate family or to trusts or partnerships formed for the benefit of Optionee or members of Optionee’s immediate family.

4. Dates of Exercise. The Option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option term under Paragraph 5.

5. Cessation of Service. The Option term specified in Paragraph 2 shall terminate (and the Option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) Should Optionee cease to remain in Service for any reason (other than death, Disability or Cause as defined in the Employment Agreement) while the Option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise the Option, but in no event shall the Option be exercisable at any time after the Expiration Date.

(b) Should Optionee die while the Option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of inheritance shall have the right to exercise the Option. Such right shall lapse, and the Option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

(c) Should Optionee cease Service by reason of Disability while the Option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise the Option. In no event shall the Option be exercisable at any time after the Expiration Date.

(d) Should Optionee’s Service be terminated for Cause as defined in the Employment Agreement, while the Option is outstanding, then the Optionee shall have a period of ten (10) days (commencing with the date of such cessation of Service) during which to exercise the Option. In no event shall the Option be exercisable at any time after the Expiration Date.

(e) Notwithstanding the foregoing, if and to the extent Section 7(a) of the Employment Agreement shall apply by reason of a Change of Control as defined in the Employment Agreement which is a Corporate Transaction and in which the acquiring or surviving corporate elects to assume or substitute new options for the then outstanding Option, then, pursuant to the provisions of that Section 7(a), Optionee shall have a period of one (1) year (commencing with the date of cessation of Service) during which to exercise the Option after the Company terminates his Service for any reason other than Cause or Permanent Disability or Optionee resigns from his Service for Good Reason as the foregoing terms are defined in the Employment Agreement. In no event shall the Option be exercisable at any time after the Expiration Date.

(f) During the limited period of post-Service exercisability, the Option may not be exercised in the aggregate for more than the number of Option Shares in which Optionee is, at the time of Optionee’s cessation of Service, vested pursuant to the Vesting Schedule specified in the Grant Notice or the special vesting acceleration provisions of the Employment Agreement referred to in Paragraph 6 below. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, the Option shall terminate and cease to be outstanding for any vested Option Shares for which the Option has not been exercised. To the extent Optionee is not vested in the Option Shares at the time of Optionee’s cessation of Service, the Option shall immediately terminate and cease to be outstanding with respect to those shares.

6. Accelerated Vesting. The exercisability and vesting of the Option, to the extent outstanding but not otherwise fully exercisable, shall automatically accelerate to the extent provided in, and pursuant to, Sections 6 and 7 of the Employment Agreement.

7. Adjustment in Option Shares. Nothing in this Agreement affects the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to the Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Stockholder Rights. The holder of the Option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased shares.

9. Manner of Exercising Option.

(a) In order to exercise the Option with respect to all or any part of the Option Shares for which the Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

(i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the Option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Corporation; or

(B) in shares of Common Stock held by Optionee (or any other person or persons exercising the Option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(C) to the extent the Option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable instructions (I) to a brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise, and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm, after sufficient funds have been remitted to the Corporation, in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the Option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the Option exercise.

(iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise the Option.

(iv) Execute and deliver to the Corporation such written representations as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and state securities laws.

(v) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the Option exercise.

(b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising the Option) a certificate or electronic book entry for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may the Option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of the Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Construction. This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Option.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflicts of law rules.

APPENDIX TO STOCK OPTION AGREEMENT:

The following definitions shall be in effect under the Agreement:

Agreement shall mean this Stock Option Agreement.

Board shall mean the Corporation’s Board of Directors.

Code shall mean the Internal Revenue Code of 1986, as amended.

Common Stock shall mean the Corporation’s common stock.

Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

Corporation shall mean Micromuse Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Micromuse Inc. which shall by appropriate action adopt the Plan.

Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 9 of the Agreement.

Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

Expiration Date shall mean the date on which the Option expires as specified in the Grant Notice.

Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing price for the Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

Grant Date shall mean the date of grant of the Option as specified in the Grant Notice.

Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Option shall have the meaning set forth in Section 1 of this Agreement.

Option Shares shall mean the number of shares of Common Stock subject to the Option.

Optionee shall mean the person to whom the Option is granted as specified in the Grant Notice.

Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Permanent Disability shall mean the definition of Permanent Disability contained in the Employment Agreement.

Plan shall mean the Corporation’s 1997 Stock Option/Stock Issuance Plan.

Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

Service shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant.

Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Exhibit C to Employment Agreement

RELEASE AND WAIVER OF CLAIMS

In consideration of the severance payments and other benefits to which I have become entitled pursuant to the Employment Agreement between Micromuse Inc., a Delaware corporation (the “Company”), and myself dated July 28, 2003 (the “Employment Agreement”), and in connection with the termination of my employment on the date indicated below above my signature, I, Lloyd A. Carney, hereby furnish the Company with the following release and waiver (the “Release”).

I, on behalf of myself, spouse, heirs, successors, assignees and personal representatives, hereby release, forever discharge and promise not to sue the Company and the Company’s past and present officers, directors, agents, professional advisers, employees, stockholders, successors, assignees and affiliates from and for any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, losses, indemnities (except as set forth below) and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment and other relationships, if any, with the Company and the termination of that employment or those relationships, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation or benefits (other than the payments and benefits to which I am expressly entitled under the Employment Agreement).

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding any other provisions of this Release, this Release does not release or otherwise pertain to (a) any rights or claims I may have under the Company’s payment or other obligations that are expressly set forth in the Employment Agreement and its exhibits and that apply upon or after termination of my employment, (b) vested benefits or rights, if any, under the Company’s employee benefit plans and programs, (c) rights or claims I may have under that certain Amended and Restated Indemnification Agreement dated July 28, 2003 between the Company and me, (d) rights or claims I may have as a former director or officer under any directors and officers liability insurance policy (to the extent such policy otherwise provides coverage to me), (e) to the extent such claims may not be validly released under ADEA, claims as to the validity of this Release or prevailing party fee reimbursement for any such claims, or (f) undisputed, accrued and unpaid wages owing under applicable law as of the termination of my employment.

1

Exhibit C to Employment Agreement

Sections 10(a), (b), (c), (d), (e), (f), (g), (i), and (j) of the Employment Agreement apply to this Release. I agree to withdraw any claims and proceedings, if any, I may have commenced on or prior to the date of this Release to the extent those claims and proceedings would otherwise be within the scope of the matters released and discharged by this Release.

I acknowledge that, among other rights subject to his Release, I am hereby waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an executive of the Company.

I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:

(a) the Release granted herein does not relate to claims which may arise after this release and waiver is executed;

(b) I have the right to consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so);

(c) if I am over 40 years old upon execution of this document, I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release (although I may choose voluntarily to execute this release and waiver earlier);

(d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and

(e) this Release shall not be effective until the seven (7)-day revocation period has expired, and I agree that the Company may elect to defer payment of any severance payments or severance benefits otherwise due before the expiration of that seven (7) day period (but not undisputed, accrued and unpaid wages due as of the date of my termination) until a date which is ten (10) days after the date I execute this Release.

Date:

Print Name: Lloyd A. Carney

Date of Employment Termination:

2